Exhibit 10.1

TAX MATTERS AGREEMENT

BY AND BETWEEN

JDS UNIPHASE CORPORATION

AND

LUMENTUM HOLDINGS INC.

[—], 2015

i

TABLE OF CONTENTS

(continued)

ii

SCHEDULES

SCHEDULE 4.5(A)	Tax Assets

iii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) dated as of [—], 2015, is by and between: JDS Uniphase Corporation, a Delaware corporation which is anticipated to be renamed Viavi Solutions, Inc. (“JDSU”), and Lumentum Holdings Inc., a Delaware corporation, (“Holdings”). Certain terms used in this Agreement are defined in Section 1.1.

RECITALS

WHEREAS, as of the date hereof, JDSU and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which JDSU is the common parent; and

WHEREAS, the Board of Directors of JDSU has determined that it is in the best interests of JDSU and its shareholders to create a new publicly traded company to operate the Holdings Business; and

WHEREAS, pursuant to the CONTRIBUTION AGREEMENT, JDSU has previously transferred certain assets and liabilities to Lumentum Inc. (“Lumentum”) (the “Contribution”); and

WHEREAS, pursuant to the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT, among other things, JDSU will contribute all of the issued and outstanding common stock of Lumentum (“Lumentum Common Stock”), par value $[—], to Holdings (the “Separation”); and

WHEREAS, pursuant to the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT, JDSU will distribute all of the issued and outstanding common stock of Holdings (“Holdings Common Stock”) to the holders of issued and outstanding shares of the common stock of JDSU (“JDSU Common Stock”) as of the Record Date by means of a pro rata distribution of [—] of Holdings Common Stock for every [—] of JDSU Common Stock held thereby (the “Distribution”); and

WHEREAS, for U.S. federal income tax purposes, the Contribution contemplated by the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT is intended to constitute a taxable disposition of the Lumentum Assets that results in a tax basis step-up; and

WHEREAS, for U.S. federal income tax purposes, the Separation and Distribution contemplated by the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT, taken together, are intended to qualify as a tax-free transaction pursuant to sections 355(a) and 368(a)(1)(D) of the Code, and this Agreement is hereby adopted as a plan of reorganization within the meaning of section 368 of the Code and sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations (the “Regulations”); and

WHEREAS, in contemplation of the Distribution, pursuant to which the Holdings Group will cease to be members of the Affiliated Group of which JDSU is the common parent, the parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this section:

(1) “Active Trade or Business” means the active conduct (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by Holdings and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the Holdings Business as conducted immediately prior to the Distribution or by JDSU and its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) of the JDSU Business as conducted immediately prior to the Distribution.

(2) “Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.

(3) “After Tax Amount” means any additional amount necessary to reflect the Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

(4) “Agreement” shall have the meaning set forth in the preamble hereto.

(5) “Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

(6) “Code” means the Internal Revenue Code of 1986, as amended.

(7) “Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein Holdings or one or more Holdings Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with JDSU or one or more JDSU Affiliates.

(8) “Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Holdings or one or more Holdings Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with JDSU or one or more JDSU Affiliates.

(9) “Contribution” shall have the meaning set forth in the recitals hereto.

(10) “CONTRIBUTION AGREEMENT” MEANS THE CONTRIBUTION AGREEMENT dated as of [—], 2015, by and between JDSU and Lumentum.

(11) “Distribution” shall have the meaning set forth in the recitals hereto.

(12) “Distribution Date” means the date on which the Distribution is effected.

(13) “Distribution Effective Time” means the time at which the Distribution occurs on the Distribution Date, which shall be deemed to be 12:01 a.m., Eastern Daylight Time.

(14) “Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

(15) “Filing Party” shall have the meaning set forth in Section 8.1.

(16) “Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

(17) “Force Majeure” means, with respect to a party, an event beyond the control of such party (or any Person acting on its behalf), which by its nature could not reasonably have been foreseen by such party (or such Person), or, if it could have reasonably been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one (1) or more acts of terrorism or failure of energy sources or distribution facilities.

(18) “Holdings” shall have the definition set forth in the preamble hereto.

(19) “Holdings Affiliate” means any corporation or other entity directly or indirectly “controlled” by Holdings at the time in question, where “control” means the ownership of fifty percent (50%) of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

(20) “Holdings Business” means the business and operations conducted by Holdings and the Holdings Affiliates, including the Lumentum Business, as such business and operations will continue after the Distribution Date.

(21) “Holdings Business Records” shall have the meaning set forth in Section 9.2(b).

(22) “Holdings Capital Stock” means all classes or series of capital stock of Holdings, including (i) common stock, (ii) all options, warrants and other rights to acquire such capital stock, and (iii) all instruments properly treated as stock in Holdings for U.S. federal income tax purposes.

(23) “Holdings Group Assets” shall mean the assets of the Holdings Group after the Distribution Date, as determined under the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT by and among the parties.

(24) “Holdings Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Holdings will be the common parent corporation immediately after the Distribution and including any corporation or other entity which may become a member of such group from time to time.

(25) “Holdings Separate Tax Amount” shall mean with respect to any Tax Return, the amount of Taxes attributable to a Post-Distribution Period that Holdings and each Holdings Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the JDSU Group, for the relevant Tax period, and such amount shall be computed by JDSU in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, (iii) applicable provisions of the laws of any other jurisdictions, and (iii) past practice.

(26) “Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

(27) “Income Tax Return” means any Tax Return relating to any Income Tax.

(28) “IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

(29) “JDSU” shall have the meaning set forth in the preamble hereto.

(30) “JDSU Affiliate” means any corporation or other entity directly or indirectly “controlled” by JDSU where “control” means the ownership of fifty percent (50%) of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding Holdings and all Holdings Affiliates.

(31) “JDSU Business” means all of the businesses and operations conducted by JDSU and the JDSU Affiliates, excluding the Holdings Business at any time, whether prior to, or after the Distribution Date.

(32) “JDSU Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which JDSU is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Holdings Group.

(33) “JDSU Group Assets” shall mean the assets of JDSU after the Distribution Date, as determined under the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT by and among the parties.

(34) “Lumentum” shall have the meaning set forth in the recitals hereto.

(35) “Lumentum Assets” means the assets transferred to Lumentum pursuant to the Contribution Agreement.

(36) “Lumentum Business” means the communications and commercial optical products business of JDSU, including (a) the businesses and operations conducted prior to the Distribution Effective Time by Lumentum, but excluding those businesses set forth on SCHEDULE 1.1(28) of the CONTRIBUTION AGREEMENT, and (b) any other businesses or operations conducted primarily through the use of Lumentum Assets.

(37) “Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

(38) “Officer’s Certificate” means a letter executed by an officer of JDSU or Holdings and provided to Tax Adviser as a condition for the completion of a Tax Opinion.

(39) “Ordinary Course Taxes” means Taxes other than (i) Separation Taxes, (ii) Transfer Taxes and (iii) Taxes resulting from, or arising in connection with, the Contribution.

(40) “Owed Party” shall have the meaning set forth in Section 7.5.

(41) “Owing Party” shall have the meaning set forth in Section 7.5.

(42) “Payment Period” shall have the meaning set forth in Section 7.5(e).

(43) “Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Distribution Date.

(44) “Pre-Distribution Period” means any taxable period (or portion thereof) ending on or before the Distribution Date.

(45) “Separation” shall have the meaning set forth in the recitals hereto.

(46) “SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT” means the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT dated as of [—], 2015, by and between JDSU, Lumentum and Holdings.

(47) “Separation Taxes” means any Taxes imposed on, or increase in Taxes incurred by, JDSU, Holdings or any of their respective Affiliates, and any Taxes imposed on any third party for which JDSU, Holdings or any of their respective Affiliates is or becomes liable for any reason, resulting from, or arising in connection with, the failure of the Separation and Distribution to qualify as a transaction in which no income, gain or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to the Separation and Distribution but only to the extent such Tax is not reduced by a Tax Asset) or corresponding provisions of the laws of any other jurisdictions.

(48) “Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

(49) “Straddle Period” shall mean any taxable period that begins on or before and ends after the Distribution Date.

(50) “Supplemental Tax Opinion” shall have the meaning set forth in Section 4.2(c).

(51) “Tax Adviser” means a nationally recognized accounting firm (i) selected by JDSU to provide a Tax Opinion and (ii) selected by the parties, by mutual consent, to provide a Supplemental Tax Opinion.

(52) “Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, research and development tax credit, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

(53) “Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

(54) “Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

(55) “Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

(56) “Tax Opinion” means an opinion issued by Tax Adviser as one of the conditions to completing the Distribution addressing certain United States federal Income Tax consequences of the Distribution under sections 355 and 368(a)(1)(D) of the Code

(57) “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

(58) “Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, profits, sales, use, license, capital stock, transfer, registration, franchise, payroll, unemployment, disability, withholding, social security, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, (including any interest, penalties or additions attributable thereto and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person) and a “Tax” shall mean any one of such Taxes.

(59) “Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

(60) “Transfer Taxes” means all transfer, sales, use, excise, stock, stamp, stamp duty, stamp duty reserve, stamp duty land, documentary, filing, recording, registration, value-added and other similar Taxes (excluding, for the avoidance of doubt, any income, gains, profit or similar Taxes, however assessed).

1.2 Other Terms. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Dispute	Section 9.3
Holdings Common Stock	Recitals
Initial Notice	Section 9.3(b)
JDSU Common Stock	Recitals
Law	Section 1.1(32) of the CONTRIBUTION AGREEMENT
Lumentum Common Stock	Recitals
Person	Section 1.1(33) of the CONTRIBUTION AGREEMENT
PLR	Section 4.2(c)
Record Date	Section 1.1(28) of the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT
Regulations	Recitals
Response	Section 9.3(b)

Article II

PREPARATION AND FILING OF TAX RETURNS

2.1 DSU’s Responsibility. Subject to the other applicable provisions of this Agreement, JDSU shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to JDSU and/or any JDSU Affiliate for any taxable period;

(c) all Non-Income Tax Returns with respect to JDSU, any JDSU Affiliate, or the JDSU Business or any part thereof for any taxable period; and

(d) all Non-Income Tax Returns with respect to Holdings, any Holdings Affiliate, or the Holdings Business or any part thereof, that are required to be filed for any taxable period (taking into account any extension of time which has been requested or received) on or prior to the Distribution Date.

2.2 Holdings’ Responsibility. Holdings shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Holdings and/or any Holdings Affiliate for any taxable period that are required to be filed after the Distribution Date; and

(b) all Non-Income Tax Returns with respect to Holdings, any Holdings Affiliate, or the Holdings Business or any part thereof, that are required to be filed for any taxable period (taking into account any extension of time which has been requested or received) after the Distribution Date.

2.3 Agent. Subject to the other applicable provisions of this Agreement, Holdings hereby irrevocably designates, and agrees to cause each Holdings Affiliate to so designate, JDSU as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as JDSU, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.1 subject, however, to the joint control provisions and control by a non-Filing Party provisions in Section 8.

2.4 Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Subject to the other applicable provisions of this Agreement, JDSU and Holdings shall each have the exclusive right, in its sole discretion, with respect to any Tax Return for which it is responsible under Sections 2.1 and 2.2, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns.

Article III

LIABILITY FOR ORDINARY COURSE TAXES

3.1 JDSU’s Liability for Ordinary Course Taxes and Contribution. JDSU shall be liable for Taxes resulting from, or arising in connection with, the Contribution and for the following Ordinary Course Taxes, and shall be entitled to receive and retain all refunds of:

(a) all Ordinary Course Taxes attributable to the JDSU Group, the JDSU Group Assets or the JDSU Business, in each case for any and all periods,

(b) except with respect to foreign Holdings Affiliates, all Ordinary Course Taxes attributable to the Holdings Group, the Holdings Group Assets or the Holdings Business, in each case for any and all Pre-Distribution Periods,

(c) all Ordinary Course Taxes for which the Holdings Group may be liable by virtue of any agreement or arrangement with respect to Taxes (other than pursuant to this Agreement or any other agreements entered into in connection with the Distribution) entered into on or prior to the Distribution Date.

3.2 Holdings’ Liability for Ordinary Course Taxes. Holdings and each Holdings Affiliate shall be liable for (i) all Ordinary Course Taxes attributable to any and all members of the Holdings Group or the Holdings Group Assets or the Holdings Business, in each case for any and all Post-Distribution Periods and (ii) all Ordinary Course Taxes attributable to foreign Holdings Affiliates for any and all periods.

3.3 Straddle Periods. For purposes of Sections 3.1 and 3.2, in the case of any Straddle Period, (i) property taxes and exemptions, allowances or deductions that are calculated on an annualized basis shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a daily pro-rata basis and (ii) all other Ordinary Course Taxes shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on a closing of the books basis as of the close of business on the Distribution Date.

3.4 Refunds. The amount of any refunds, credits or offsets of Ordinary Course Taxes relating to (i) the Holdings Group (other than foreign Holdings Affiliates), the Holdings Group Assets or the Holdings Business for a Pre-Distribution Period shall be for the account of JDSU, (ii) the Holdings Group, the Holdings Group Assets or the Holdings Business for a Post-Distribution Period shall be for the account of Holdings, and (iii) the JDSU Group, the JDSU Group Assets or the JDSU Business shall for the account of JDSU.

3.5 Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.1 through 3.3, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.5.

3.6 Computation. With respect to any Tax Return filed by JDSU for which Holdings is liable for Taxes under this Article III, JDSU shall provide Holdings with a written calculation in reasonable detail (including copies of work sheets and other materials used in preparation thereof) setting forth the amount of any Holdings Separate Tax Amount or estimated Holdings Separate Tax Amount (for purposes of Section 7.1). Holdings shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.3; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any Holdings Separate Tax Amount or estimated Holdings Separate Tax Amount be paid later than the date provided in Section 7.

Article IV

SEPARATION TAXES, TRANSFER TAXES, TAX ITEMS AND TAX ASSETS

4.1 Separation Taxes.

(a) JDSU’s Liability for Separation Taxes. JDSU shall be liable for any Separation Taxes other than such Taxes for which Holdings is liable under Section 4.1(b).

(b) Holdings’ Liability for Separation Taxes. Holdings shall be liable for any Separation Taxes attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Holdings (or any Holdings Affiliate) after the Distribution at any time, that is inconsistent with any material, information, covenant or representation related to Holdings, any Holdings Affiliate, or the Holdings Business in an Officer’s Certificate, Tax Opinion or Supplemental Tax Opinion;

(ii) any action or omission by Holdings (or any Holdings Affiliate), after the Distribution Date (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution Date) including a cessation, transfer to affiliates or disposition of the Active Trade or Business, stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Holdings (or any Holdings Affiliate) by one or more other persons (other than JDSU or any JDSU Affiliate) following the Distribution;

(iv) any issuance of stock by Holdings (or any Holdings Affiliate) after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements or the exercise of warrants, or change in ownership of stock in Holdings (or any Holdings Affiliate) after the Distribution;

(v) any action or omission by Holdings (or any Holdings Affiliate) in breach of the covenants set forth herein, or in the Separation, Contribution and Distribution Agreement.

(c) Representations. Each of JDSU and Holdings represents that, as of the date of this Agreement, neither it nor its Affiliates know of any fact that may cause the Separation and Distribution to fail to qualify under section 355 or section 368(a)(1)(D) of the Code. Each of JDSU and Holdings further represents that (A) it has examined the Tax Opinion and Officer’s Certificates prior to the date hereof and (B) subject to any qualifications therein, all facts contained in such Tax Opinion or Officer’s Certificates that concern or relate to such JDSU, Holdings or any member of its Group is and, to the extent such facts relate to future events or circumstances, will be, true, correct and complete.

4.2 Continuing Covenants.

(a) In General. Each of JDSU (for itself and each JDSU Affiliate) and Holdings (for itself and each Holdings Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b) Holdings Restrictions. Holdings agrees that it will not knowingly take or fail to take, or permit any Holdings Affiliate to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Holdings (or any Holdings Affiliate) or within the control of Holdings and is contained in an Officer’s Certificate, Tax Opinion or Supplemental Tax Opinion (except where such material, information, covenant or representation was not previously disclosed to Holdings) other than as permitted in this Section 4.2. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Holdings agrees that it will not take (and it will cause the Holdings Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of the Separation and Distribution as transactions in which no income, gain, or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code.

(c) Certain Holdings Actions Following the Distribution. Holdings agrees that, during the two (2) year period following the Distribution, without first obtaining, at Holdings’ own expense, a private letter ruling (a “PLR”) from the IRS or supplemental opinion from Tax Adviser that such action will not result in Separation Taxes (a “Supplemental Tax Opinion”), unless JDSU and Holdings agree otherwise in writing, Holdings shall not (1) sell all or substantially all of the assets of Holdings or any Holdings Affiliate , (2) merge Holdings, or any Holdings Affiliate with another entity, without regard to which party is the surviving entity (other than a merger with another entity within the Holdings Group), (3) transfer any assets of Holdings or Holdings Affiliate in a transaction described in section 351of the Code (other than a transfer to a corporation which files a consolidated return with Holdings and which is wholly-owned, directly or indirectly, by Holdings) or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of Holdings or any Holdings Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations section 1.355-7(d)(8), or any successor provision thereto), or (5) facilitate or otherwise participate in any acquisition of stock in Holdings that would result in any shareholder owning five percent (5%) or more of the outstanding stock of Holdings. Holdings (or any Holdings Affiliate) shall only undertake any of such actions after JDSU’s receipt of such Supplemental Tax Opinion and pursuant to the terms and conditions of any such Supplemental Tax Opinion or as otherwise consented to in writing in advance by JDSU; provided, however, that if Holdings contemplates entering into a transaction described in this section and Holdings acknowledges in writing that it would have sole liability for any Separation Taxes under Section 4.1(b) that might arise from such transaction and can demonstrate to the reasonable satisfaction of JDSU that it can satisfy its liability for any such Separation Taxes, JDSU shall consent to Holdings’ entering into such transaction without further restriction; and provided, further, that in the event that JDSU completes a transaction that results in a tax being imposed on JDSU under Section 355(e) of the Code, after such completion, Holdings shall no longer be subject to the restrictions under clause (4) and clause (5) of the previous sentence. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.2(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(d) Notice of Specified Transactions. Not later than three (3) days after the public announcement regarding any of the transactions described in Section 4.2(c) (including a public announcement regarding Holdings’ intent to enter into any such transaction) Holdings shall provide written notice of such transaction to JDSU.

4.3 Transfer Taxes. JDSU and Holdings each shall be responsible for any Transfer Taxes incurred by the JDSU Group and the Holdings Group, respectively, as a result of the Contribution. If, under applicable Law, both the JDSU Group and the Holdings Group are liable for Transfer Taxes resulting from the Contribution, then JDSU and Holdings shall be equally responsible for such Transfer Taxes.

4.4 Allocation of Tax Items. All Tax computations for (1) any Pre-Distribution Periods ending on the Distribution Date and (2) the immediately following taxable period of Holdings or any Holdings Affiliate, shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by JDSU, taking into account all reasonable suggestions made by Holdings with respect thereto. Any Tax Items relating to the Separation and Distribution shall be treated, to the extent permitted, as extraordinary items described in section 1.1502-76(b)(2)(ii)(C) of the Treasury Regulations and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre- Distribution Periods, and any Taxes related to such items shall be treated under section 1.1502-76(b)(2)(iv) of the Treasury Regulations as relating to such extraordinary item and shall (to the extent occurring on or prior to the Distribution Date) be allocated to Pre-Distribution Periods.

4.5 Allocation of Tax Assets.

(a) In General. In connection with the Distribution, JDSU and Holdings have set forth on SCHEDULE 4.5(A) the Tax Assets allocated to JDSU and Holdings, and each of JDSU and Holdings agrees that each shall prepare all Tax Returns in a manner consistent with such allocation, unless otherwise required by law. The parties hereby agree that to the extent that Tax Assets are not shown in SCHEDULE 4.5(A), such Tax Assets were incurred by JDSU and shall remain with JDSU.

(b) Earnings and Profits. JDSU will advise Holdings in writing of the decrease in JDSU earnings and profits attributable to the Distribution under section 312(h) of the Code on or before the first anniversary of the Distribution Date; provided, however, that JDSU shall provide Holdings with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by Holdings.

Article V

EMPLOYEE WAGES

At JDSU’s request, the Holdings Group shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of JDSU with respect to any employee of the Holdings Business that Holdings or any Holdings Affiliate employs during the calendar year which includes the Distribution Date consistent with the procedures set forth in section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.

Article VI

INDEMNIFICATION

6.1 In General. JDSU and each member of the JDSU Group shall jointly and severally indemnify Holdings, each Holdings Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which JDSU or any JDSU Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of JDSU, any JDSU Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. Holdings and each member of the Holdings Group shall jointly and severally indemnify JDSU, each JDSU Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Holdings or any Holdings Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Holdings, any Holdings Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.2 Inaccurate or Incomplete Information. JDSU and each member of the JDSU Group shall jointly and severally indemnify Holdings, each Holdings Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of JDSU or any JDSU Affiliate in supplying Holdings or any Holdings Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. Holdings and each member of the Holdings Group shall jointly and severally indemnify JDSU, each JDSU Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Holdings or any Holdings Affiliate in supplying JDSU or any JDSU Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.3 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of JDSU, any JDSU Affiliate, Holdings or any Holdings Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

Article VII

PAYMENTS

7.1 Estimated Tax Payments. Not later than ten (10) business days after each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return that includes a Holdings Separate Tax Amount will be filed, Holdings shall pay to JDSU on behalf of the Holdings Group an amount equal to the amount of any estimated Holdings Separate Tax Amount.

7.2 True-Up Payments. Not later than ten (10) business days after filing a Tax Return, Holdings shall pay to JDSU, or JDSU shall pay to Holdings, as appropriate, an amount equal to the difference, if any, between the Holdings Separate Tax Amount and the aggregate amount paid by Holdings with respect to such period under Section 7.1.

7.3 Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Separation Taxes), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the Holdings Separate Tax Amount, JDSU shall prepare a revised pro forma Tax Return in accordance with Section 2.4(b) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. Holdings shall pay to JDSU, or JDSU shall pay to Holdings, as appropriate, an amount equal to the difference, if any, between the Holdings Separate Tax Amount reflected on such revised pro forma Tax Return and the Holdings Separate Tax Amount for such period as originally computed pursuant to this Agreement.

7.4 Payments of Refunds and Credits. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.4, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.5.

7.5 Payments Under This Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.5.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the Holdings Separate Tax Amount for the Post-Distribution Period, (ii) payments of After Tax Amounts pursuant to Section 7.5(d), and (iii) payments of interest pursuant to Section 7.5(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.5(e)) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.5(e) on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate under Section 6621 of the Code. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

Article VIII

TAX PROCEEDINGS

8.1 In General. Except as otherwise provided in this Agreement, the party responsible for preparing and filing a Tax Return pursuant to Article II (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of JDSU, any JDSU Affiliate, Holdings, and/or any Holdings Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that for purposes of this Section 8, Holdings shall be treated as the Filing Party for all Tax Returns of foreign Holdings Affiliates. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

8.2 Participation of non-Filing Party. Except as provided in Section 8.4, the non-Filing Party shall, at its own expense, have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item.

8.3 Notice. Within ten (10) days after a party receives written notice of a proposed Audit adjustment that may give rise to an indemnification obligation under this Agreement, such party shall give notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.12 to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.3, and the failure results in a detriment to the other party then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.4 Control of Separation Tax Proceedings. JDSU shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of JDSU, any JDSU Affiliate, Holdings, and/or any Holdings Affiliate in any Audits relating to Separation Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. JDSU’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Holdings may assume sole control of any Audits relating to Separation Taxes if it acknowledges in writing that it has sole liability for any Separation Taxes under Section 4.1(b) that might arise in such Audit and can demonstrate to the reasonable satisfaction of JDSU that it can satisfy its liability for any such Separation Taxes. If Holdings is unable to demonstrate to the reasonable satisfaction of JDSU that it will be able to satisfy its liability for such Separation Taxes, but acknowledges in writing that it has sole liability for any Separation Taxes under Section 4.1(b), Holdings and JDSU shall have joint control over the Audit.

Article IX

MISCELLANEOUS PROVISIONS

9.1 Corporate Power; Facsimile Signatures.

(a) Holdings, on behalf of itself and any Holdings Affiliate, and JDSU, on behalf of itself and any JDSU Affiliate, hereby represent as follows:

(i) each such Person has the requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(b) Each party acknowledges that it and each other party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in .pdf) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

9.2 Cooperation and Separation of Information.

(a) Cooperation. Holdings and JDSU shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the JDSU Group or the Holdings Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s commercially reasonable efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of JDSU (or any JDSU Affiliate) or Holdings (or any Holdings Affiliate) relating to the Holdings Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “Holdings Business Records”) shall retain such Holdings Business Records for a period of seven (7) years following the Separation Date. Thereafter, any party wishing to dispose of Holdings Business Records in its possession (after the expiration of the applicable statute of limitations), shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

9.3 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 9.3:

(a) General Provisions. All communications between the parties or their representatives in connection with the attempted resolution of any Dispute shall be deemed to have been delivered in furtherance of a Dispute settlement and shall be exempt from discovery and production, and shall not be admissible into evidence for any reason (whether as an admission or otherwise), in any arbitral or other proceeding for the resolution of any Dispute.

WITH RESPECT TO ANY DISPUTE TO WHICH THIS SECTION 9.3 APPLIES OR OTHERWISE IN RESPECT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (PROVIDED THAT LIABILITY FOR ANY SUCH DAMAGES WITH RESPECT TO ANY THIRD PARTY CLAIM AND ANY STATUTORY PENALTIES UNDER ENVIRONMENTAL LAW SHALL BE CONSIDERED DIRECT DAMAGES).

The specific procedures set forth in this Section 9.3, including the time limits referenced therein, may be modified by agreement of both of the parties in writing. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 9.3 are pending. The parties will take any necessary or appropriate action required to effectuate such tolling. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of resolution of a Dispute pursuant to the provisions of this Section 9.3 with respect to all matters not subject to such Dispute.

(b) Consideration by Senior Executives. If a Dispute is not resolved in the normal course of business at the operational level, the parties shall attempt in good faith to resolve the Dispute by negotiation among representatives of the parties at a senior level of management of the parties. Either party may initiate such executive negotiation process by providing a written notice to the other (the “Initial Notice”). Within thirty (30) days after delivery of the Initial Notice, the receiving party shall submit to the other a written response (the “Response”). The Initial Notice and the Response shall include (i) a statement of the Dispute and of each party’s position and (ii) the name and title of the executive who will represent that party and of any other Person who will accompany the executive. The parties agree that such executives shall have full and complete authority to resolve any Disputes submitted pursuant to this section (or paragraph). Such executives will meet in person or by teleconference or video conference within sixty (60) days of the date of the Initial Notice to seek a resolution of the Dispute. In the event that the executives are unable to agree to a format for such meeting, the meeting shall be convened by teleconference. In the event that the executives are unable to resolve such Dispute within ninety (90) days of the date of the Initial Notice, the parties may seek any and all other remedies as may be available to them at law or equity.

(c) Mediation. The parties may, by mutual consent, select a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceeding. Each party shall bear its own fees, costs and expenses and an equal share of the expenses of the mediation. Each party shall designate a business executive to have full and complete authority to resolve the Dispute and to represent its interests in the mediation, and each party may, in its sole discretion, include any number of other Representatives in the mediation process.

9.4 Confidentiality. The parties shall comply with the confidentiality provisions in Section 5.4 of the SEPARATION, CONTRIBUTION AND DISTRIBUTION AGREEMENT.

9.5 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

9.6 Governing Law; Submission to Jurisdiction; Waiver of Trial.

(a) This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(b) Each party to this Agreement hereby irrevocably (i) agrees that any Dispute shall be subject to the exclusive jurisdiction of the state and federal courts located in the State of Delaware, (ii) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts and (iii) agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.10 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts.

9.7 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants and other agreements contained in this Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Distribution.

9.8 Waivers of Default. A waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the waiving party. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving.

9.9 Force Majeure. No party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) notify the other parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

9.10 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to JDSU, to:

JDS Uniphase Corporation

430 North McCarthy Blvd

Milpitas, California, USA

95035

Attention: General Counsel

Email: [—]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [—]

Email: [—]

If to Holdings or any Holdings Affiliate, to:

Lumentum Holdings Inc.

400 North McCarthy Blvd

Milpitas, California USA

95035

Attention: General Counsel

Email: [•]

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303-2215

Attention: Ed Batts

Facsimile: [—]

Email: [—]

9.11 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Effective Time by and in the sole discretion of JDSU without the prior approval of any Person, including Holdings. In the event of such termination, this Agreement shall become void and no party, or any of its officers and directors shall have any liability to any Person by reason of this Agreement. After the Distribution Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

9.12 Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9.14 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties with respect to the subject matter of this Agreement.

9.15 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that a party may assign any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any assets or entities or lines of business of such party or in connection with a merger transaction in which such party is not the surviving entity; provided, however, that, in each case, no such assignment shall release such party from any liability or obligation under this Agreement nor change any of the steps in this Agreement, and the surviving entity of any merger or the transferee of such assets or businesses shall agree in writing to be bound by the terms of this Agreement as if named as a party hereto. The provisions of this Agreement and the obligations and rights under this Agreement shall be binding upon, inure to the benefit of and be enforceable by (and against) the parties and their respective successors and permitted transferees and assigns. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties.

9.17 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the parties to this Agreement. No waiver by any party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party’s right to demand strict performance thereafter of that or any other provision of this Agreement.

9.18 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms “Article,” “Section,” “paragraph,” “clause,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) references to “written” or “in writing” include in electronic form, (h) unless the context requires otherwise, references to “party” shall mean JDSU or Holdings, as appropriate, and references to “parties” shall mean JDSU and Holdings, (i) provisions shall apply, when appropriate, to successive events and transactions, (j) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (k) JDSU and Holdings have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (l) a reference to any Person includes such Person’s successors and permitted assigns.

9.19 Counterparts. This Agreement may be executed in one (1) or more counterparts, and by each party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

JDS UNIPHASE CORPORATION ON BEHALF OF ITSELF AND EACH OF THE JDSU AFFILIATES

By: Its:
LUMENTUM HOLDINGS INC. ON BEHALF OF ITSELF AND EACH OF THE HOLDINGS AFFILIATES

By: Its:

SIGNATURE PAGE TO TAX MATTERS AGREEMENT